Exhibit 11

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES



                           Three Months Ended      Nine Months Ended
                              September 30,           September 30,
                           1995        1994          1995       1994
                           -----       -----         -----      -----

PRIMARY

Average number of shares
outstanding               5,652,839    5,769,425    5,632,890   5,809,074

Assumed exercise of stock
  options                   106,562      107,636       99,094     104,588
                         ----------    ---------  -----------  ----------

Total shares              5,759,401    5,877,061    5,731,984   5,913,662
                         ==========   ==========  =========== ===========

Net income               $6,039,083   $4,478,014  $14,785,403 $12,838,582
                         ==========   ==========  =========== ===========

Net income per share          $1.05        $0.76        $2.58       $2.17
                              =====        =====        =====       =====

FULLY DILUTED
Average number of shares
outstanding               5,652,839    5,769,425     5,632,890   5,809,074


Assumed exercise of stock
  options(Note 1)           115,130      116,888       107,098     113,683
                          ---------    ---------     ---------  ----------

Total shares              5,767,969    5,886,313     5,739,988   5,922,757
                          =========    =========     =========  ==========

Net income               $6,039,083   $4,478,014   $14,785,403 $12,838,582
                         ==========   ==========   =========== ===========

Net income per share          $1.05        $0.76         $2.58       $2.17
                              =====        =====         =====       =====

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.